                                                                    EXHIBIT 11.1

                               USWEB CORPORATION
                       CALCULATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     HISTORICAL (1)                            PRO FORMA (2)
                          ---------------------------------------  -----------------------------------------
                             YEAR ENDED       THREE MONTHS ENDED       YEAR ENDED       THREE MONTHS ENDED
                            DECEMBER 31,          MARCH 31,           DECEMBER 31,           MARCH 31,
                          ------------------  -------------------  -------------------  --------------------
                            1996      1997      1997      1998       1996      1997       1997       1998
                          --------  --------  --------- ---------  --------  ---------  ---------  ---------
Net loss................  $(13,808) $(58,336) $ (5,843) $ (16,360) $(57,069) $(118,832) $ (37,958) $ (17,283)
                          --------  --------  --------  ---------  --------  ---------  ---------  ---------
Weighted average common
 shares outstanding.....     1,334     6,814     2,910     27,995     4,725      9,694      7,631     28,755
Shares deemed
 outstanding under stock
 bonus arrangements for
 employees of acquired
 companies..............        -        498         5      1,446     1,450      2,769      1,151      4,770
                          --------  --------  --------  ---------  --------  ---------  ---------  ---------
Total weighted average
 common shares
 outstanding............     1,334     7,312     2,915     29,441     6,175     12,463      8,782     33,525
                          ========  ========  ========  =========  ========  =========  =========  =========
Basic and diluted net
 loss per share.........  $ (10.35) $  (7.98) $  (2.00) $   (0.56) $  (9.24)    $(9.53) $   (4.32) $   (0.57)
                          ========  ========  ========  =========  ========  =========  =========  =========

---------------------
(1) See computation of historical net loss per share in Note 4 to the Condensed Consolidated Financial Statements.

(2) See computation of pro forma net loss per share in Note 1 to the Condensed Consolidated Financial Statements.